Amendment No. 1 to Distribution Agreement

This Amendment No. 1, dated April 30, 2018, by and between Westcore Trust, a Massachusetts business trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”), shall be as follows:

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated April 16, 2018 (the “Agreement”);

WHEREAS, the Board of Trustees of the Trust has approved the renaming of the Trust and all of its series (the “Funds”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the new name of the Trust and new names of the Funds effective May 1, 2018;

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	All references in the Agreement to “Westcore Trust” shall be replaced with “Segall Bryant & Hamill Trust” effective May 1, 2018; and

2.	Effective May 1, 2018, the first clause of Exhibit A of the Agreement is deleted in its entirety and replaced with the following:

“You, ALPS Distributors, Inc., are currently the distributor of shares of beneficial interest (the “Shares”) of the Trust’s Segall Bryant & Hamill Micro Cap Fund, Segall Bryant & Hamill Small Cap Value Dividend Fund, Segall Bryant & Hamill Small Cap Growth Fund, Segall Bryant & Hamill Small Cap Growth Fund II, Segall Bryant & Hamill Smid Cap Value Dividend Fund, Segall Bryant & Hamill Mid Cap Value Dividend Fund, Segall Bryant & Hamill Mid Cap Value Dividend Fund II, Segall Bryant & Hamill Large Cap Dividend Fund, Segall Bryant & Hamill Fundamental International Small Cap Fund, Segall Bryant & Hamill Global Large Cap Fund, Segall Bryant & Hamill Plus Bond Fund, Segall Bryant & Hamill Quality High Yield Fund, Segall Bryant & Hamill Municipal Opportunities Fund, and Segall Bryant & Hamill Colorado Tax Free Fund (together, the “Funds”). This Agreement confirms that in consideration of the agreements hereinafter contained, the Trust has agreed that you shall be (or continue to be, as the case may be) for the period of this Agreement the distributor of Shares of the Funds.”

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

WESTCORE TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Steven B. Price
Name:	Jasper R. Frontz	Name:	Steven B. Price
Title:	Treasurer and Chief Compliance Officer	Title:	SVP & Director of Distribution Services

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